UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2008

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13317 (Commission File Number)	13-3460176 (I.R.S. Employer Identification No.)

2200 Faraday Avenue, Suite 100, Carlsbad, CA (Address of principal executive offices)		92008 (Zip Code)
Registrant’s telephone number, including area code: (760) 931-5500
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
On February 8, 2008, we announced certain expected financial results for the fourth quarter ended December 31, 2007 in the press release attached hereto as Exhibit 99.1 and incorporated herein by reference.
The information in this Item 2.02 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 2.02 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 2.05	Costs Associated with Exit or Disposal Activities.
On February 8, 2008, we announced the implementation of a restructuring plan that will include severance costs and fees associated with facility reductions in the range of $1.0 million to $2.0 million. The plan is designed to better align our resources with our strategic business objectives. The majority of the activities comprising the cost reduction plan are expected to be completed by the end of fiscal 2008. We expect to record severance costs in the range of $500,000 to $1.0 million and we expect to record facility reduction costs in the range of $500,000 to $1.0 million. The majority of the charges associated with the restructuring plan are expected to result in future cash expenditures.

Item 2.06	Material Impairments.
On February 8, 2008, we announced in the press release attached hereto as Exhibit 99.1 that while we are still completing the review of our fourth quarter 2007 financial results, our initial assessment is that we will need to complete both steps of the analysis prescribed under Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

99.1	Press Release of Dot Hill Systems Corp. dated February 8, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.
	By:	/s/ Hanif I. Jamal
Hanif I. Jamal
Date: February 8, 2008		Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release of Dot Hill Systems Corp. dated February 8, 2008.